EXHIBIT 99.2

Harvard Apparatus Regenerative Technology, Inc. Announces Pricing of

Public Offering of Common Stock and Series B Convertible Preferred Stock

NASDAQ: HART

HOLLISTON, Mass.—(BUSINESS WIRE)— Harvard Apparatus Regenerative Technology, Inc. (NASDAQ: HART), a clinical stage biotechnology company developing regenerated organs for transplant, initially focused on the trachea, today announced the pricing of its previously announced underwritten public offering. HART is offering 1,800,000 registered shares of its common stock at a price to the public of $1.75 per share, and 695,857 registered shares of its Series B Convertible Preferred Stock (“Series B”) at a price to the public of $8.75 per share, for expected gross proceeds of approximately $9.2 million. At the option of the investor, the Series B is convertible into five shares of common stock of the Company, and will vote with the common stock on all matters on an as converted basis. The Series B has no preference to the common shares in respect of dividends, voting, liquidation or otherwise. In connection with the offering, HART has also granted the underwriter a 30-day option to purchase up to an additional 270,000 shares of common stock offered in the public offering to cover over-allotments, if any. HART intends to use the net proceeds from the offering primarily for research and development, including funding pre-clinical and clinical trials relating to the HART-Trachea, business development, sales and marketing, capital expenditures, working capital and other general corporate purposes.

The offering is expected to settle and close on February 18, 2015, subject to the satisfaction or waiver of customary closing conditions. National Securities Corporation, a wholly owned subsidiary of National Holdings, Inc. (OTCBB: NHLD) is acting as sole book runner in the offering and Summer Street Research Partners is acting as co- manager for the offering.

The securities described above are being offered pursuant to a shelf registration statement (File No. 333-200926), which was declared effective by the United States Securities and Exchange Commission (“SEC”) on December 29, 2014. A final prospectus supplement describing the terms of the offering will be filed with the SEC. Any offer will be made only by means of a prospectus supplement and accompanying base prospectus forming a part of the effective registration statement. Before investing, you should read the prospectus supplement and the accompanying base prospectus, and other documents that HART has filed or will file with the SEC, for information about HART and this offering.

Once filed, copies of the final prospectus supplement and the accompanying prospectus may be obtained, when available, by contacting National Securities Corporation at the following address:

National Securities Corporation

410 Park Ave, 14th Floor

New York, NY 10022

Attn: Kim Addarich

Telephone: (212) 417-8164

Email: prospectusrequest@nationalsecurities.com

Investors may also obtain these documents for no charge by visiting the SEC's website at www.sec.gov.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities of HART and shall not constitute an offer, solicitation or sale of any security in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Harvard Apparatus Regenerative Technology

Harvard Apparatus Regenerative Technology makes regenerated organs for transplant. Our first product, the HART-Trachea, is intended to replace or repair a trachea that has been severely damaged by either trachea cancer or physical trauma. Our HART-Trachea technology has been used in six human trachea transplants to date approved under compassionate use exemptions, but none of our products are yet approved by a government regulatory authority for marketing. On November 1, 2013, HART was spun-off from Harvard Bioscience. The trademark “Harvard Apparatus” is used under a sublicense agreement with Harvard Bioscience, who has licensed the right to use such trademark from Harvard University.

Contact:

Harvard Apparatus Regenerative Technology, Inc.:
David Green, 774-233-7320
President and CEO
dgreen@HARTregen.com
or
Tom McNaughton, 774-233-7321
CFO
tmcnaughton@HARTregen.com

Forward-Looking Statements

 Some of the statements in this press release are "forward-looking" and are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. These "forward-looking" statements in this press release include, but are not limited to, HART’s expectations regarding the completion, timing and size of its proposed public offering, whether expressed or implied, statements relating to the success with respect to any regulatory filings and approval pertaining to the HART-Trachea or any other HART products, by the FDA, MHRA, European Medicines Agency, or otherwise, which such filings or approvals may not be made or obtained on a timely basis or at all, and success with respect to clinical trials, commercialization efforts and marketing approvals of HART’s products, including our HART-Trachea product, which such success or approvals may not be achieved or obtained on a timely basis or at all. These statements involve risks and uncertainties that may cause results to differ materially from the statements set forth in this press release, including, among other things, HART’s ability to complete the offering, as well as the actual size and terms of the offering and its ability to raise additional capital, as well those factors described under the heading “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013 or described in our other public filings. Our results may also be affected by factors of which we are not currently aware. The forward-looking statements in this press release speak only as of the date of this press release. HART expressly disclaims any obligation or undertaking to release publicly any updates or revisions to such statements to reflect any change in its expectations with regard thereto or any changes in the events, conditions or circumstances on which any such statement is based.

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